EMPLOYMENT CONTRACTS

We have entered into employment agreements with certain of our executive officers, including each of the Named Executive Officers. The employment agreements provide for initial base salaries for David Caldwell, William Constantino, Darren Bard and Wendy Curran of $200,000, $135,000, $135,000 and $100,000, respectively. Base salaries are to be adjusted periodically by the Board of Directors. The four agreements provide for a $12,500 bonus payment in February and October 2002 for each of the officers. The agreements also provide for an annual bonus at the end of the first year of employment as follows: each shall share in an equal amount with all other executives the sum of the total of all executive annual salaries times two and one half percent for each and every percentage point for which the ratio of operating expenses to gross revenues derived directly from collection activity (e.g. sales revenues collections) is less than 55% for a specific calendar year as calculated on a cash flow basis. The bonus may be amended or cancelled by the Board of Directors on the anniversary of the effective date of the employment agreements. In addition, the officers will receive in lieu of any outstanding equity or equivalent interest in Performance Capital Management, LLC, a sum equal to the total of all executive annual salaries divided by the total number of executive officers employed by us at the time of (a) Performance Capital Management, LLC becoming a "C" corporation or (b) Performance Capital Management, LLC selling substantially all of its membership units or assets. For purposes of the compensation section of the agreements, the executive officers shall be confined to the Chief Operations Officer, Chief Officer of Information Technology, Chief Officer of Legal Affairs and the Chief Human Resource Officer. The agreements provide that the executive officers shall receive the following benefits: three weeks of vacation, paid holidays, sick days and health care benefits.

The term of each employment agreement is five years commencing on July 31. On July 31 of each successive year, the term of each employment agreement is automatically extended for an additional year unless we or the officer gives 90 days advance termination notice. We reserve the right to terminate the agreement "for cause" if the officer willfully breaches or habitually neglects the duties that he or she is required to perform pursuant to the provisions of the agreement, or commits acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his or her duties. If we terminate the agreement "for cause", we shall pay to the officer any compensation due under the agreement, including any unused vacation, prorated through the date of termination, and we shall have the option to purchase the entire ownership interest of the officer, if any, in accordance with the agreement. The executive officer may terminate the agreement by giving us at least 30 days notice in advance. Such a termination will be considered "for cause".

The agreements will not be terminated by any voluntary or involuntary dissolution of Performance Capital Management, LLC resulting from either a merger or consolidation in which Performance Capital Management, LLC is not the consolidated or surviving company, or a transfer of all or substantially all of the assets of Performance Capital Management, LLC. Any rights, benefits and obligations under the agreements are to be assigned to the surviving or resulting company or the transferee of Performance Capital Management, LLC's assets.

Each of the agreements provides that we will indemnify the executive officer, if he or she is made a party to or threatened to be made a party to, or otherwise involved in, any proceeding commenced during the employment term, or after the employment term, because the officer is or was an employee or agent of Performance Capital Management, LLC. The indemnification includes any and all expenses, judgments, fines, penalties, settlements, and other amounts, actually and reasonably incurred by the executive officer in connection with the defense or settlement of any such proceeding. The executive officer must have acted in good faith and in a manner that the officer reasonably believes to be in the best interests of Performance Capital Management, LLC and, in a criminal proceeding, the officer must have no reasonable cause to believe that his or her conduct was unlawful. Any and all expenses, including filing fees, costs of investigation, attorney's fees, messenger and delivery expenses, postage, court reporters' fees and similar fees and expenses, incurred by the executive officer in any proceeding are to be advanced by Performance Capital Management, LLC prior to the final disposition of the proceeding and subject to considerations of reasonableness at the written request of the officer, but only if the officer undertakes to repay the advanced expenses to the extent he or she is entitled to indemnification. The indemnification contemplated by the agreements is not to be deemed exclusive of any other rights the officers may have to indemnification. We have been advised that the SEC takes the position that these indemnification provisions do not affect the liability of any officer or director under applicable federal and state securities laws.